Exhibit 23.1


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Vyyo Inc. pertaining to the 1996 Equity Incentive Plan, the 1999 Employee and Consultant Equity Incentive Plan, the Amended and Restated 2000 Employee and Consultant Equity Incentive Plan and the 2000 Employee Stock Purchase Plan, of our report dated January 28, 2000, with respect to the financial statements of Vyyo Inc., included in its Registration Statement (Form S-1 No. 333-96129), as amended, filed with the Securities and Exchange Commission.


/s/  Ernst & Young LLP
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San Jose, California
May 25, 2000